    As filed with the Securities and Exchange Commission on August 10, 2000
                                                    Registration No. 333-10568
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________
                                POST-EFFECTIVE
                          AMENDMENT NO. 1 ON FORM F-3
                                      TO
                             FORM F-1 ON FORM F-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________


                          Trend Micro Kabushiki Kaisha
            (Exact Name of Registrant as Specified in its Charter)

                             _____________________

                           Trend Micro Incorporated
                (Translation of Registrant's Name into English)

                             _____________________

                 Japan                                   7372                             Not Applicable
    (State or Other Jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)              Identification Number)

                          Odakyu Southern Tower, 10F
                              2-1, Yoyogi 2-chome
                       Shibuya-ku, Tokyo 151-8583, Japan
                                81-3-5334-3600
  (Address and telephone number of registrant's principal executive offices)
                             _____________________
                              Andrew Kwok-To Lai
                            Chief Operating Officer
                             c/o Trend Micro, Inc.
                       10101 N. DeAnza Blvd., Suite 400
                          Cupertino, California 95014
                                (408) 257-1000
           (Name, address and telephone number of agent for service)
                             _____________________
                                  Copies to :
                            Jonathan Lemberg, Esq.
                              Stan Yukevich, Esq.
                            Morrison & Foerster LLP
                           AIG Building, 11th Floor
                            1-3, Marunouchi 1-chome
                       Chiyoda-ku, Tokyo 100-0005, Japan

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------

PROSPECTUS
----------
                           Trend Micro Incorporated

                        810,000 Shares of Common Stock

     This prospectus relates to the offering in the United States of up to 810,000 shares of our common stock under the terms of the U.S. program of our 1999 incentive plan.

     The selling shareholder currently owns 810,000 of our outstanding shares and is selling all of the shares offered under the U.S. program of the 1999 incentive plan. We will not receive any of the proceeds from this offering. The ADSs to be issued upon exchange of the shares at the option of the holder of such shares are traded on The Nasdaq National Market under the symbol "TMIC."

     The offering price of the shares was set at the market price of our shares in Japan on July 12, 1999. Our shares are traded on the over-the-counter market in Japan. On July 12, 1999, the last reported sale price of the shares on the over-the-counter market in Japan was (Y)6,133, equivalent to $50.19 per share.

     Investing in the shares and ADSs involves risks. See "Risk Factors" beginning on page 6.

                                                   Per Share        Total
                                                   ----------     -----------
Initial offering price ..........................    $50.19       $40,653,900
Proceeds to the selling shareholder..............    $50.19       $40,653,900

     The figures in the per share and "Total" columns reflect conversion of the per share price in Yen to U.S. Dollars at a rate of (Y)122.19 per U.S. Dollar, the U.S. Federal Reserve Board noon buying rate on July 12, 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                August 10, 2000

                               Table of Contents

                                                                           Page
                                                                           -----
Presentation of Financial and Other Information...........................   2
Cautionary Statement Regarding Forward-Looking Statements.................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................   6
Use of Proceeds...........................................................  15
Dividend Policy...........................................................  15
Description of Capital Stock..............................................  15
Description of American Depositary Receipts...............................  19
Selling Shareholder.......................................................  25
Plan of Distribution......................................................  26
Legal Matters.............................................................  30
Experts...................................................................  30
Where You Can Find More Information.......................................  30
Incorporation of Certain Documents by Reference...........................  31

                Presentation of Financial and Other Information

     References in this prospectus to "$" or "dollars" are to U.S. dollars, references to "(Y)" are to Japanese yen and references to "NT$" are to New Taiwan dollars. For your convenience, this prospectus contains translations of some Japanese yen amounts into U.S. dollars.

     Unless otherwise indicated, references to Trend Micro, we, our or us include Trend Micro Incorporated and its wholly-owned subsidiaries. All trademarks appearing in this prospectus are the property of their respective owners.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this prospectus contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, levels of activity, performance, or achievements to differ materially from those implied by the forward-looking statements. The forward-looking statements in this prospectus can be identified, in some instances, by the use of words such as "expects," "anticipates," "intends," "believes," and similar language. We cannot guarantee future results, levels of activity, performance or achievements.

     Potential risks and uncertainties which may cause our actual results to differ materially from those implied by the forward-looking statements include, but are not limited to:

          . difficulties in addressing new virus and other computer security problems;

          . timing of new product introductions and lack of market acceptance for our new products;

          . the level of continuing demand for, and timing of sales of, our existing products;

          . rapid technological change within the anti-virus software industry;

          .    changes in customer needs for anti-virus software;

          . existing products and new product introductions by our competitors and the pricing of those products;

          .    declining prices for our products and services;

          . difficulties in adapting our products and services to the internet;

          . the effect of future acquisitions on our financial condition and results of operations;

          .    the effect of adverse economic trends on our principal markets;

          . the effect of foreign exchange fluctuations on our results of operations;

          .    the potential lack of attractive investment targets;

          .    difficulties in successfully executing our investment strategy;
               and

          . other risks discussed under "Risk Factors" and elsewhere in this prospectus.

--------------------------------------------------------------------------------


                              Prospectus Summary

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference in this prospectus regarding Trend Micro, the shares being sold in the offering and the ADRs that such shares are exchangeable for.

                                 OUR BUSINESS

     Trend Micro develops, markets and supports anti-virus software and management solutions for corporate computer systems and personal computers. Our products deliver virus protection at each access point within the corporate network where data files are exchanged. We completed our initial public offering on the over-the-counter market in Japan in August 1998.

     We market and license our anti-virus software products worldwide but primarily in Japan, the United States and Taiwan. Japan accounted for approximately 49% and 43% of our net sales in 1998 and 1999, respectively. The United States accounted for approximately 19% and 28% of our net sales in 1998 and 1999, respectively. Taiwan accounted for approximately 19% and 11% of our net sales in 1998 and 1999, respectively.

     Our principal executive offices are at Odakyu Southern Tower, 10th Floor, 2-1 Yoyogi 2-chome, Shibuya-ku, Tokyo 151-8583, Japan, and our telephone number is 81-3-5334-3600. You can visit our website at www.antivirus.com. Information contained on our website does not constitute part of this prospectus.


--------------------------------------------------------------------------------

                                 The Offering

     Our common stock to be outstanding after the offering as shown below is based on shares outstanding as of June 30, 2000. This share amount excludes 2,535,664 shares issuable upon the exercise of warrants and options granted under our 1997, 1998, 1999 and 2000 incentive plans, of which 1,448,143 shares were issuable upon the exercise of vested warrants and options as of June 30, 2000.

Offering...................................................... Up to 810,000 shares.

Selling shareholder........................................... STG Incentive Company L.L.C. is selling all of the shares offered in the offering.

Initial offering price........................................ $50.19 per share.

Common stock to be outstanding after the
   offering................................................... 65,172,669 shares

Listings...................................................... The shares are listed on the Japanese over-the-counter market. ADSs
                                                               (at a ratio of 10 ADSs to 1 share) are traded on The Nasdaq National
                                                               Market under the symbol "TMIC."
Use of proceeds............................................... We will not receive any of the proceeds from the offering.

     You may purchase the shares offered hereby by exercising options granted to you under the U.S. program of our 1999 incentive plan. The options were issued by STG Incentive Company L.L.C., a Delaware limited liability company organized by Trueway Company Limited, Gainway Enterprises Limited and Steve Ming-Jang Chang for purposes of the U.S. program. For more information on the terms of the 1999 incentive plan and STG Incentive Company L.L.C., see "Plan of Distribution" on page 26.

                                 RISK FACTORS

     You should consider carefully the risks described below and the other information in this prospectus before investing in the shares or the ADSs. The occurrence of any of the following risks could hurt our business, financial condition or results of operations. In such case, the trading price of our shares and the ADSs could decline and you could lose all or part of your investment.

Major software and hardware vendors may incorporate anti-virus protection in their product offerings, which could render our products obsolete or unmarketable

     Major vendors of operating system software, other software such as firewall or e-mail software or computer hardware may decide to enhance or bundle their products with other products to include anti-virus functions. These companies may offer anti-virus protection as a standard feature in their products, at minimal or no additional cost to customers. This could render our products obsolete or unmarketable, particularly if anti-virus products offered by these vendors were comparable to our products. In addition, even if these vendors' anti-virus products offered fewer functions than our products, or were less effective in detecting and cleaning virus-infected files, customers could still choose them over our products due to lower cost.

Because we generate substantially all of our revenue from a single product line, we are vulnerable to decreased demand for such products

     Unlike software companies with diversified product lines, substantially all of our net sales come from licensing and selling anti-virus software products. Although we have begun to offer more comprehensive network and internet security and management software and services, we expect anti-virus products to continue to account for the largest portion of our net sales for the foreseeable future. If the demand for, or the prices of, this software drop as a result of competition, technological change or other factors such as lower growth or a contraction in the worldwide anti-virus software market, our business, financial conditions and results of operations could materially suffer.

Deterioration in our relationship with SOFTBANK could result in a decrease in sales of our products

     We depend on our relationship with SOFTBANK, which is our largest customer and has played an instrumental role in the development of our business in Japan. An adverse change in our relationship with SOFTBANK would result in decreased sales to SOFTBANK and could disrupt our relationships with distributors of our products. This could make it difficult for us to market our products in Japan. Sales to SOFTBANK totaled approximately (Y)1.4 billion or 19% of our net sales in 1997, approximately (Y)2.4 billion or 24% of our net sales in 1998 and
(Y)2.5 billion ($24.0 million) or 18% of our net sales in 1999. In addition, SOFTBANK has close relationships with many systems integrators through which we sell our anti-virus software to corporate end users in Japan.

     At the time of our initial public offering in Japan in August 1998, SOFTBANK was our largest shareholder. Since that time, SOFTBANK has reduced its holding of our shares. This process culminated in March 2000, when SOFTBANK sold all of its remaining shares of our common stock and thus ceased to be a Trend Micro shareholder. We do not believe that our business relationship with SOFTBANK will suffer as a result of SOFTBANK's sale of its Trend Micro shares, but we cannot be sure that it will not.

Because of our dependence on SOFTBANK, the price of our shares and ADSs could fall as a result of adverse events affecting SOFTBANK, even if the events do not relate directly to us

     Because of our dependence on SOFTBANK, the price of our shares and ADSs could fall as a result of adverse events affecting SOFTBANK that do not affect us directly, such as a deterioration in SOFTBANK's business. Also, public market analysts and investors might view SOFTBANK's sale of all of its Trend Micro shares in March 2000 as a withdrawal of SOFTBANK's support for us. As a result, the price of our shares and the ADSs could also fall.

Our net sales in Japan could decline as a result of our revised corporate licensing policy in Japan

     Starting in April 1999, we revised our corporate licensing policy in Japan. Under our revised policy, SOFTBANK may have less incentive to sell our products because discounts on sales to SOFTBANK have been reduced. To date, the new licensing policy has not hurt our business relationship with SOFTBANK or with other distributors, or resulted in a decrease in net sales. However, we cannot be sure that our revised corporate licensing policy will not hurt our business in the future. If SOFTBANK's or other distributors' purchases of our products were to decrease significantly because of the revised policy, our net sales would likely decline.

Because rapid technological change regularly occurs in the anti-virus software market, our products may become obsolete

     The anti-virus software market is characterized by:

     .    rapid technological change;
     .    the proliferation of new and changing computer viruses;
     .    frequent product introductions and updates; and
     .    changing customer needs.

     These characteristics of our market create significant risks and uncertainties for our business success. For example, our competitors might introduce anti-virus products that are technologically superior to our products. Additionally, new software operating system, network system or anti-virus software industry standards could emerge. Emerging trends in these systems and standards currently include applications distributed over the internet and the use of a web browser to access client-server systems. Our existing products might be incompatible with some or all of such standards. Our business, financial condition and results of operations could materially suffer unless we are able to respond quickly and effectively to these developments.

Because our competitors are more established than we are in the U.S. and European markets, we may not be able to increase our market share in such markets

     We believe that our share of the anti-virus software market in the U.S. and Europe is small relative to the market shares of our principal competitors, despite the growth of our sales in these markets in 1999. Because our competitors are already well-established in these key markets and have greater financial and other resources and market recognition, we may not be able to compete effectively for market share. If this happens, we may not be able to increase sales or our market share in these markets, which could materially hurt the prospects for growth in our business.

     Some of our major competitors have the following important advantages over us in the U.S. and European markets:

     .    greater name recognition;
     .    more diversified product lines;
     .    larger customer bases; and
     . significantly greater financial, technical, marketing and other resources.

     As a result, as compared to us, our competitors may be able to:

     . better withstand downturns in the anti-virus software market and in the computer software market in general;
     . adapt more quickly to new or emerging technologies or changes in customer requirements; and
     . more effectively and profitably market, sell and support their products.

We may suffer a loss of sales and market share in our core Japanese market if our competitors achieve success in Japan

     Two of our major competitors, Network Associates and Symantec Corporation, have entered the Japanese anti-virus software market and are allocating significant resources to achieving success in this Japanese anti-virus software market. Although these competitors currently have smaller shares of the Japanese market than Trend Micro, Network Associates and Symantec each has significantly greater financial, marketing and other resources as a whole than we do. Additionally, competition in our core Japanese market and in other Asian markets could intensify in the future if other competitors emerge. As a result of our competitors' efforts, we may not be able to maintain our current leading market position in Japan in the future. Also, in order to respond effectively to increased competition, we may be required to devote more of our product development, marketing and other resources to the Japanese market, which could limit our ability to grow in other markets. A material loss of sales and market share in Japan as a result of our competitors' success could materially harm our business, financial condition and results of operations.

Our growth may suffer if we are not successful in establishing a new internet service business

     One of our key strategies for long-term growth is to establish a line of business focused on delivering network management and security services over the internet for a fee. If we do not successfully establish and expand this business, we may lose sales to our competitors who are able to effectively establish an internet-based service business model. We do not have significant experience in this business area, and we have generated only limited revenues from this business to date.

Because we may acquire companies to grow our business, future acquisitions may reduce our earnings and result in increased costs in our business operations

     In a rapidly changing industry, we occasionally review acquisition opportunities. Accordingly, we may seek to expand our business through acquisitions, including our internet service business. Unlike some of our major competitors, we have limited experience in acquiring existing businesses. Future acquisitions could result in numerous risks and uncertainties, including:

     . Our inability to retain customers, suppliers and other important business relationships of an acquired business;
     . Difficulties in integrating an acquired company into Trend Micro, including the acquired company's operations, personnel, products and information system;
     .    Diversion of our management's attention from other business concerns;
          and
     . Adverse effects on our results of operations from acquisition-related charges and amortization of goodwill and purchased technology.

     If we make such an acquisition using stock, our current shareholders' ownership interests will be diluted. Any of these factors could materially hurt our business, financial condition and results of operations.

We must adapt to the rapidly changing business environment brought on by the widespread use of the internet

     We have been seeking to use the internet in many parts of our business, including in the sale, distribution and support of our products. There are still many uncertainties regarding many facets of the internet, including reliability, security, access, tax, government regulation and cost. We also run the risk of not adapting to the latest changes in the internet, which could harm our business operations. If growth of the internet does not develop at the rapid pace we expect, our business, financial condition and operating results could be adversely affected.

If hackers gain unauthorized access to our systems, we could suffer disruptions in our business and long-term damage to our reputation

     As an anti-virus company that delivers virus protection products over the internet, we may be more susceptible to problems caused by hackers than other software companies. For example, if hackers were able to cause us to transmit computer viruses or interrupt the delivery of our anti-virus software monitoring and security services over the internet, we could suffer substantial disruptions in our business and material damage to our reputation. This could result in a significant loss of our customers and other important business relationships. We could also incur costs for public relations efforts following attacks by hackers. Hacker activities could also force us to incur substantial costs to fix technical problems or result in hackers gaining access to our proprietary information.

We must effectively manage our growth

     Our business has grown rapidly. This growth has placed, and any future growth would continue to place, a significant strain on our limited personnel, management and other resources. Our ability to manage any future growth in our business will require us to:

     .    attract, train, retain, motivate and manage new employees
          successfully;
     .    effectively integrate new employees into our operations; and
     . continue to improve our operational, financial, management and information systems and controls.

     If we continue to grow, our management systems currently in place may be inadequate or we may not be able to effectively manage our growth. In particular, we may be unable to:

     .    provide effective customer service;

     .    develop and deliver products in a timely manner;
     .    implement effective financial reporting and control systems;
     .    implement a new internet-based service business model; or
     . exploit new market opportunities and effectively respond to competitive pressures.

We sell our products through intermediaries who may not vigorously market our products, have rights of return or may have difficulty in timely paying for purchased products

     We market substantially all of our products to end users through intermediaries, including distributors, resellers and value-added resellers. Our distributors sell other products that are complementary to, or compete with, our products. While we encourage our distributors to focus on our products through market and support programs, these distributors may give greater priority to products of other suppliers, including competitors.

We rely heavily on our management and technical personnel, who may not remain with us in the future

     We rely, and will continue to rely, on a number of key technical and management employees, including our CEO, Steve Ming-Jang Chang. While we require our employees to sign employment agreements, our employees are generally not otherwise subject to noncompetition covenants. If any of our key employees leave, our business, results of operations and financial condition could suffer.

Fluctuations in our interim financial results could cause the market price for the shares and the ADSs to fall

     We believe that our interim financial results may fluctuate in ways that do not reflect the long-term trend of our future financial performance. It is likely that in some future semi-annual or other interim periods, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our shares and the ADSs could fall.

     Factors which could cause our interim financial results to fluctuate include:

     . Timing of sales of our products and services due to customers' budgetary constraints, seasonal buying patterns and our promotional activities;
     .    New product introductions by our competitors;
     . Significant marketing campaigns, research and development efforts, employee hirings, and other current expenditures by Trend Micro to drive the growth of our business;
     .    Changes in customer needs for anti-virus  software;  and
     .    Changes in economic conditions in our major markets.

Because of the influence of our principal shareholders, our other shareholders may be unable to influence our business

     Our principal shareholders, including our executive officers and directors, beneficially owned approximately 48.3% of our outstanding shares as of June 30, 2000. These shareholders, if they act together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. Our principal shareholders may have strategic or other interests that conflict with the interests of our other shareholders. As a result, the concentration in our shareholdings may have the effect of delaying or preventing a change in control of Trend Micro, which could result in the loss of a significant financial gain to our shareholders.

     Under the terms of SOFTBANK's prior investment in Trend Micro, in the past we have held management meetings with SOFTBANK. A SOFTBANK executive is also currently a member of our board of directors. As a result, although SOFTBANK no longer owns Trend Micro shares after its sale of our stock in March 2000, SOFTBANK remains able to influence our management and affairs.

Because Japan is our largest market, weakness in the Japanese economy may hurt our business performance

     While our sales in the U.S. have increased in recent years, we remain significantly dependent on the Japanese market. Net sales of our anti-virus software products in Japan accounted for approximately 50% of our net sales in 1997, approximately 49% in 1998 and approximately 43% in 1999. During 1998 and 1999, the Japanese economy contracted due to a number of factors, including weak consumer spending and lower capital investment by Japanese companies. We believe the sluggish Japanese economy has hindered growth in our net sales during the last three years. We currently anticipate that the rate of growth in our net sales in Japan will continue to decline, partly due to continued weakness in the Japanese economy.

Because we make a significant percentage of our net sales in Asia, we are more vulnerable than our competitors to weaknesses in the economies of Asian countries

     Since the late summer of 1997, a number of Asian countries have experienced economic, banking and currency difficulties that have led to economic downturns in those countries. Among other things, the decline in value of Asian currencies, together with difficulties in obtaining credit, has significantly limited the purchasing power of our Asian customers. This has resulted in lower net sales of our products in 1999 and 1998 than in 1997 in Taiwan, Hong Kong, Korea, Malaysia and other Asian countries. Net sales of our products in these countries was approximately (Y)2.0 billion or approximately 28% of our net sales in 1997, approximately (Y)1.9 billion ($17.2 million) or approximately
20% of our net sales in 1998 and approximately (Y)1.8 billion or approximately 13% of our net sales in 1999. When compared with our main competitors, we believe we make a greater portion of our total sales in these countries. We expect that continued economic weakness in Asia will continue to hinder our growth.

Because we earn revenues denominated in a number of different currencies, foreign exchange fluctuations could lower our results of operations

     Our reporting currency is the Japanese yen and the functional currency of each of our subsidiaries is the currency of the country in which the subsidiary is domiciled. However, a significant portion of our revenues and operating expenses is denominated in currencies other than the Japanese yen, primarily the U.S. dollar and the New Taiwan Dollar. As a result, appreciation or depreciation in the value of other currencies as compared to the Japanese yen could result in material transaction or translation gains or losses which could reduce our operating results. These negative effects on Trend Micro from currency fluctuations could become more significant if we are successful in increasing our sales in markets outside of Japan. We do not currently engage in currency hedging activities.

Because our business depends significantly on intellectual property, infringement of our intellectual property could hurt our business

     Our success depends upon the development of proprietary software technology. We rely on a combination of contractual rights and patent, copyright, trademark and trade secret laws to establish and protect proprietary rights in our software. If we are unable to establish and protect these rights, our competitors may be able to use our intellectual property to compete against us. This could limit our growth and hurt our business. At present, our U.S. subsidiary holds three issued U.S. patents and our Taiwan subsidiary holds four issued U.S. patents. It is possible that no additional patents will be issued to us or any of our subsidiaries. In addition, our issued patents may not prevent other companies from competing with us. We also enter into confidentiality agreements with our employees and license agreements with our customers, and limit access to our proprietary information and its distribution. However, we cannot guarantee that any of these measures will discourage others from misappropriating our technology or independently developing similar technology.

Product liability claims asserted against us in the future could hurt our business

     Our products are designed to protect customers' network systems and personal computers from damage caused by computer viruses. As a result, if a customer suffers damage from viruses, the customer could sue us on product liability or related grounds, claim damages for data loss or make other claims. Our license agreements typically contain provisions, such as disclaimers of warranty and limitations of liability, which seek to limit our exposure to these types of claims. However, in some jurisdictions these provisions may not be enforceable on statutory, public policy or other grounds. We currently do not carry product liability insurance covering claims arising in the U.S. While we have not been sued on product liability grounds to date, a successful product liability or related claim brought against us could harm our business.

Our stock price is volatile, and investors buying the shares or ADSs may not be able to resell them at or above their purchase price

     Our common shares are traded on the Japanese over-the-counter market, which is the principal market for the shares. The Japanese over-the-counter market is not as large or as active as the Tokyo Stock Exchange or The Nasdaq National Market and therefore may be less liquid and more volatile. Recently, the U.S. and Japanese securities markets have experienced significant price and volume fluctuations. The market prices of securities of high-tech companies, and internet companies in particular, have been especially volatile. Since trading in our shares commenced on the Japanese over-the-counter market on August 17, 1998, our stock price has fluctuated between a low of (Y)3,980 and a high of
(Y)33,000. Since trading in our ADSs commenced on the Nasdaq National Market on July 8, 1999, the price of our ADSs has fluctuated between a low of $4.667 and a high of $31.875. The closing price on the Japanese over-the-counter market for our stock on June 30, 2000 was (Y)17,500, and the closing price on The Nasdaq National Market for our ADSs on June 30, 2000 was $16.625 per ADS. The market price of our shares and ADSs is likely to fluctuate in the future.

We do not expect to pay cash dividends

     We intend to retain any future earnings to finance our business and operations and any future growth. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

Yen-dollar fluctuations could cause the market price of the ADSs to decline, reduce dividend amounts payable to ADS holders, if declared, and affect other items as expressed in U.S. dollars

     Fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect the U.S. dollar equivalent of the Japanese yen price of the shares on the Japanese over-the-counter market and, as a result, are likely to affect the market price of the ADSs. These fluctuations will also affect our earnings, the book value of our assets and our shareholders' equity as expressed in U.S. dollars. If in the future we decide to pay dividends on the shares, we will declare any cash dividends in Japanese yen. Exchange rate fluctuations will also affect the dividend amounts payable to ADS holders following conversion into U.S. dollars of dividends paid in Japanese yen on the shares represented by the ADSs.

Sales of additional shares to the public may cause the price of the shares and ADSs to fall

     The sale of a substantial amount of shares in our global offering of shares in the form of shares and American Depositary Shares in July 1999 increased significantly the number of shares held by the public. This may cause the price of the shares and the ADSs to fluctuate more than the price of the shares has in the past, and may also cause the price of the shares and ADSs to decline. In addition, if our shareholders sell substantial amounts of shares or ADSs in the public market, the market price of the shares and the ADSs could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. At June 30, 2000, we had 65,172,669 shares issued and outstanding, assuming no exercise of outstanding warrants. All of these shares are freely tradable in our primary trading market, the Japanese over-the-counter market. Certain of our shares are also traded in the United States in the form of ADSs in compliance with the holding period, volume, and manner of sale restrictions under Rule 144 under the Securities Act of 1933. It is also possible that we may issue additional shares in connection with our financing activities, acquisition activities or otherwise. Any shares that we issue will also be freely tradable in the Japanese over-the-counter market, and, depending on the circumstances of their issuance, may also be freely tradable in the U.S. public market.

The rights of small shareholders are limited under the Japanese unit share system

     Our articles of incorporation provide that 500 shares constitute one "unit." The Japanese Commercial Code restricts the rights of shares that do not constitute whole units. Holders of shares constituting less than one unit do not have the right to vote, to institute derivative actions or to examine our books and records. Each ADS offered in the offering represents the right to receive one-tenth of one share. A holder who owns less than 5,000 ADSs will indirectly own less than a whole unit. Under the deposit agreement governing the rights of ADS holders, in order to withdraw any shares, an ADS holder must surrender ADRs evidencing 5,000 ADSs or a multiple of 5,000 ADSs. Each ADR will bear a legend to that effect. Under the unit share system, holders of less than a unit have the right to require us to purchase their shares. Holders of ADSs that represent other than multiples of whole units cannot withdraw the underlying shares representing less than one unit. They will therefore be unable, as a practical matter, to

     .    exercise the right to require us to purchase the underlying shares, or

     .    receive cash settlement in lieu of withdrawal.

     As result, as a holder of ADSs, you will not be able to access the Japanese markets through the withdrawal mechanism to sell shares in lots of less than one unit. The unit share system does not affect the transferability of ADSs, which may be transferred in any lot size.

As a holder of ADSs, you will have fewer rights than a shareholder has and you will have to act through the depositary to exercise those rights

     The rights of shareholders under Japanese law to take actions including voting their shares, receiving dividends and distributions, bringing derivative actions, examining the company's accounting books and records and exercising appraisal rights are available only to holders of record. Because the depositary, through its custodian agents, is the record holder of the shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. The depositary will make efforts to vote the shares underlying your ADSs as instructed by you and will pay to you the dividends and distributions collected from us. However, in your capacity as an ADS holder, you will not be able to bring a derivative action, examine the accounting books and records of the company or exercise appraisal rights except through the depositary.

Rights of shareholders under Japanese law may be more limited than under the law of other jurisdictions

     Our articles of incorporation, our board of directors' regulations and the Japanese Commercial Code govern our corporate affairs. Legal principles relating to such matters as the validity of corporate procedures, directors' and officers' fiduciary duties and shareholders' rights may be different from those that would apply if we were a non-Japanese company. For example, under the Commercial Code, only holders of 3% or more of the issued and outstanding shares are entitled to examine our accounting books and records. Shareholders' rights under Japanese law may not be as extensive as shareholders' rights under the law of other countries. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction. In addition, Japanese courts may not be willing to enforce liabilities against us in actions brought in Japan which are based upon the securities laws of the United States or any U.S. state.

                                USE OF PROCEEDS

         We will not receive any proceeds from this offering.

                                DIVIDEND POLICY

     We currently intend to retain any earnings for reinvestment to develop our business. In September 1995, we paid a cash dividend of (Y)36.1 million, or
(Y)5.92 per share, based on 10,000,000 shares of Trend Micro Incorporated (Taiwan) outstanding on December 31, 1995. In March 1999, to commemorate the listing of our shares on the Japanese over-the-counter market, we declared and paid to our shareholders of record as of December 31, 1998 an extraordinary dividend of (Y)208.3 million, or (Y)3.33 per share.

                         DESCRIPTION OF CAPITAL STOCK

     The following is a summary of material information concerning the shares, including summaries of material provisions of our articles of incorporation and share handling regulations, and of the Japanese Commercial Code and related legislation. These summaries should be read together with the articles and the share handling regulations which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

     Our authorized share capital as of June 30, 2000 is 250,000,000 shares, of which 65,172,669 shares with par value of (Y)50 per share were issued and outstanding. Under the Commercial Code, shares must be registered and are transferable by delivery of share certificates. In order to assert shareholders' rights against us, a shareholder must have its name and address registered on our register of shareholders, in accordance with our share handling regulations. The registered beneficial holder of deposited shares underlying the ADSs is the depositary for the ADSs. Accordingly, holders of ADSs will not be able to assert shareholders' rights.

     A holder of shares may choose, at its discretion, to participate in the central clearing system for share certificates under the Law Concerning Central Clearing of Share Certificates and Other Securities of Japan. Participating shareholders must deposit certificates representing all of the shares to be included in this clearing system with Japan Securities Depository Center. If a holder is not a participating institution in the Securities Center, it must participate through a participating institution, such as a securities company or bank having a clearing account with the Securities Center. All shares deposited with the center will be registered in the name of the center on our register of shareholders. Each participating shareholder will in turn be registered on our register of beneficial shareholders and be treated in the same way as shareholders registered on our register of shareholders. For the purpose of transferring deposited shares, delivery of share certificates is not required. Entry of the share transfer in the books maintained by the Securities Center for participating institutions, or in the book maintained by a participating institution for its customers, has the same effect as delivery of share certificates. The Securities Center system is intended to reduce paperwork required in connection with transfers of shares. Beneficial owners may at any time withdraw their shares from deposit and receive share certificates.

Dividends

     Under our articles, our financial accounts will be closed on December 31 of each year and dividends, if any, will be paid to shareholders of record at December 31. In addition to year-end dividends, the board of directors may by resolution declare an interim cash dividend to shareholders of record as of June 30 of each year. Under the Commercial Code, however, we cannot declare or pay dividends unless specified financial criteria are met based on the amount of our stated capital and legal reserves.

Japanese Unit Share System

     In accordance with the requirements of the Commercial Code, our articles of incorporation provide that 500 shares constitute one "unit."

     Transferability of Shares Representing Less Than One Unit. Under the Commercial Code and the Deposit Agreement, holders of ADSs will be able to surrender ADSs and withdraw the underlying shares from deposit only in whole unit lots of one unit or larger. A holder who owns ADRs evidencing less than 5,000 ADSs will indirectly own less than a whole unit. Such a holder will not be able to dispose of its shares in lots of less than one unit and will not have access to the Japanese market through surrender of their ADSs and withdrawal and sale in Japan of the underlying shares. The Japanese unit share system does not affect the transferability of ADSs, which may be transferred in lots of any size.

     Right of a Holder of Shares Representing Less Than One Unit to Require Trend Micro to Purchase Such Shares. A holder of shares representing less than one unit may at any time require Trend Micro to purchase such shares. Such shares will be purchased at their last reported sale price on the Japanese over-the-counter market on the day a request pertaining to such purchase is delivered to our transfer agent or, if no sales take place on that day, the price at which the next sale of shares is effected in the Japanese over-the-counter market, less applicable brokerage commissions. However, because holders of ADSs representing less than one unit are not able to withdraw the underlying shares from deposit, such holders will not be able to exercise this right as a practical matter.

     Other Rights of a Holder of Shares Representing Less Than One Unit. A holder of shares representing less than one unit has the following rights:

     . to receive dividends (including interim dividends);

     . to receive shares and/or cash by way of a stock split, upon consolidation or subdivision of shares or upon a capital decrease or merger;

     . to be allotted rights to subscribe for new shares and other securities when such rights are granted to shareholders;

     . to participate in any distribution of surplus assets upon the liquidation of Trend Micro; and

     . to require us to issue replacement certificates for lost, stolen or destroyed share certificates.

     A shareholder who owns shares representing less than one unit will not be able to exercise any other rights, including voting rights, the right to institute derivative actions and the right to examine our accounting books and records.

     Voting Rights of a Holder of Shares Representing Less Than One Unit. A holder of shares representing less than one unit cannot exercise any voting rights pertaining to such shares. In calculating the quorum for various voting purposes, the aggregate number of shares representing less than one unit will be excluded from the number of outstanding shares. A holder of shares representing one or more whole units will have one vote for each share held, except as stated in "--Voting Rights" below.

     Consolidation by Operation of Law of Shares Constituting One Unit into One Share. The Japanese unit share system was intended to be an interim measure to encourage companies to issue shares denominated in larger amounts. The Commercial Code provides that, on a date to be specified by separate legislation, shares comprising one unit will be consolidated into one share. We do not currently know when a bill specifying such date will be submitted to the Japanese Diet. The Japanese Diet is the highest legislative body within the Japanese governmental system and performs a function analogous to that of the U.S. Congress. When this consolidation happens, a holder of a fractional share, equal to one-hundredth of one share or any integral multiple of one-hundredth which results from the consolidation, will be registered as the holder of the fraction in our register of fractional shares. A holder of any fraction representing less than one-hundredth of one share will be entitled to only limited rights, such as the right to receive a cash payment or a distribution of shares by way of a stock split. The registered holders of fractional shares may request that we issue share certificates, but such fractional shares will not have voting rights. In addition, unless the Articles are amended to provide otherwise, the rights of the fractional shareholders will be limited and will not include, for example, the right to receive dividends.

Ordinary General Meeting of Shareholders

     We normally hold our ordinary general meeting of shareholders in March of each year in Tokyo, Japan. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks' advance notice. Under the Commercial Code, notice of any shareholders' meeting must be given to each shareholder having voting rights or, in the case of a non-resident shareholder, to his resident proxy or mailing address in Japan in accordance with our share handling regulations, at least two weeks prior to the date of the meeting.

     Any shareholder or group of shareholders holding at least 300 units of shares, or 1% of the total outstanding shares, for a continuous period of six months or longer may propose a matter for consideration at a shareholders meeting by submitting a written request to the board of directors at least six weeks before such meeting.

Voting Rights

     A shareholder is generally entitled to one vote per share except in those instances described in this paragraph and under "--Japanese Unit Share System" above. In general, under the Commercial Code, a resolution can be adopted at an ordinary meeting of shareholders by a majority of the shares having voting rights represented at the meeting. The Commercial Code and our articles of incorporation require a quorum for the election of directors and statutory auditors of not less than one-third of the total number of outstanding shares having voting rights. Our shareholders are not entitled to cumulative voting in the election of directors. A corporate shareholder whose outstanding shares are in turn more than one-quarter directly or indirectly owned by Trend Micro does not have voting rights. Shareholders may exercise their voting rights through proxies, provided that such proxies are also shareholders who have voting rights.

     The Commercial Code provides that a quorum of the majority of outstanding shares with voting rights must be present at a shareholders' meeting to approve any material corporate actions such as:

     . amendment of the articles of incorporation;

     . the removal of a director or statutory auditor;

     . a dissolution, merger or consolidation; and

     . the transfer of the whole or an important part of our business.

At least two-thirds of the shares having voting rights represented at the meeting must approve such actions.

     The voting rights of holders of ADSs are exercised by the depositary based on instructions from such holders. An agent of the depositary is the record holder of the underlying shares.

Subscription Rights

     Holders of shares have no preemptive rights under our articles of incorporation. Under the Commercial Code, the board of directors may, however, determine that shareholders be given subscription rights in connection with a particular issue of new shares. In this case, such rights must be given on uniform terms to all shareholders as of a specified record date by at least two weeks' prior public notice to shareholders of the record date. Public or individual notice must be given to each of these shareholders at least two weeks prior to the date of expiration of the subscription rights.

     Rights to subscribe for new shares may be transferable or nontransferable as determined by the board of directors. If subscription rights are not transferable, a purported transfer by a shareholder who is not resident in Japan will be enforceable against Trend Micro and third parties only with our prior written consent.

Liquidation Rights

     Upon a liquidation of Trend Micro, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the number of shares they own.

Liability to Further Calls or Assessments

     All of our currently outstanding shares, including shares represented by the ADSs, are fully paid and nonassessable.

Transfer Agent

     The Toyo Trust and Banking Company, Limited is the transfer agent for the Common Stock. Toyo Trust's office is located at 4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-0005 Japan. Toyo Trust maintains our register of shareholders and records transfers of record ownership upon presentation of share certificates.

Repurchase by Trend Micro of Shares

     In addition to repurchases of shares constituting less than one unit, our articles of incorporation permit us to repurchase up to 4.8 million of our shares.

                  Description of American Depositary Receipts

     The following is a summary of the material provisions of the deposit agreement between Trend Micro, The Bank of New York as depositary, registered holders of outstanding ADSs and the owners of a beneficial interest in ADSs evidenced by ADRs.

     You should read this summary together with the Deposit Agreement and the ADR. You can inspect a copy of the Deposit Agreement at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian, which will act as agent of the depositary, currently the Kabutocho Branch of The Fuji Bank, Limited, at 6-7, Nihonbashi-Kabutocho, Chuo-ku, Tokyo 103-0026, Japan.

American Depositary Receipts

     The Bank of New York issues the ADRs. The ownership interest in each share is represented by ten ADRs. The shares, or the right to receive shares, will be deposited by us with the custodian. Each ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders.

     You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because The Bank of New York will actually be the legal owner of the shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are generally governed by New York law.

Share Dividends And Other Distributions

     The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

     Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S.

dollars to the United States. If that is not possible or if any approval from the Japanese government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the yen only to those ADR holders to whom it is possible to do so. It will hold the yen it cannot convert for the account of the ADR holders who have not been paid. It will not invest the yen and it will not be liable for interest.

     Before making a distribution, any withholding taxes that must be paid under Japanese law will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the Japanese currency, you may lose some or all of the value of the distribution.

     Shares. The Bank of New York may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if Trend Micro furnishes it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

     Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

     Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

     The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

     You may turn in your ADRs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the deliverable portion of the underlying shares to an account designated by you and (2) the deliverable portion of any other deposited securities underlying the ADR at the office of the custodian. Or, at your request, risk and expense, The Bank of New York will deliver the deliverable portion of the deposited securities at its office. The "deliverable portion" of the ADSs will be the maximum number of whole units of shares represented by the ADSs being turned in by you at one time. If you turn in ADSs that do not constitute an integral multiple of 5,000 ADSs, The Bank of New York will deliver to you the deliverable portion of the ADSs and an ADR representing the remaining amount.

Voting Rights

     You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

     If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver Trend Micro's voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, in compliance with Japanese law and the provisions of our articles of incorporation, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct.

     We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

-------------------------------------------------------------------------------------------------------------
ADR holders must pay:                                For:
-------------------------------------------------------------------------------------------------------------
$5.00 (or less) per 100 ADRs                         Each issuance of an ADR, including as a result of a
                                                     distribution of shares or rights or other property

                                                     Each cancellation of an ADR, including if the
                                                     agreement terminates
-------------------------------------------------------------------------------------------------------------
$.02 (or less) per ADR                               Any cash payment
-------------------------------------------------------------------------------------------------------------
Registration or Transfer Fees                        Transfer and registration of shares on the share
                                                     register of the Foreign Registrar from your
                                                     name to the name of The Bank of New York or its
                                                     agent when you deposit or withdraw shares
-------------------------------------------------------------------------------------------------------------
Expenses of The Bank of New York                     Conversion of Japanese yen to U.S. dollars

                                                     Cable, telex and facsimile transmission expenses
-------------------------------------------------------------------------------------------------------------
Taxes and other governmental charges                 As necessary
The Bank of New York or the Custodian
have to pay on any ADR or share underlying
an ADR, for example, stock transfer taxes,
stamp duty or withholding taxes
-------------------------------------------------------------------------------------------------------------

Payment of Taxes

     You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

------------------------------------------------------------------------------------------------------------------
If we:                                               Then:
------------------------------------------------------------------------------------------------------------------
 .    Change the nominal or par value of our          The cash, shares or other securities received by The
     Shares                                          Bank of shares New York will become deposited securities.

 .    Reclassify, split up or consolidate any         Each ADR will automatically represent its equal share of
     deposited securities                            the of the new deposited securities.

 .    Distribute securities on the shares that        The Bank of New York may, and will if we ask it to,
     are not distributed to you                      distribute some or all of the cash, shares or other
                                                     securities it received. It may also issue new ADRs or ask you
 .    Recapitalize, reorganize, merge,                to surrender your outstanding ADRs in exchange for new ADRs,
     liquidate, sell all or substantially all of     identifying the new deposited securities.
     our assets, or take any similar action
------------------------------------------------------------------------------------------------------------------

Amendment and Termination

     We may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective 30 days after The Bank of New York notifies you of the amendment:

 . adds or increases fees or charges, except for

        .  taxes and other government charges;
        .  registration fees;
        . cable, telex or facsimile transmission costs; or . delivery costs or other such expenses; or
     .  prejudices an important right of ADR holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

     The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement:

     . advise you that the deposit agreement is terminated, and . collect distributions on the deposited securities and deliver the deliverable portion of shares and other deposited securities upon cancellation of ADRs.

Six months after termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs or are unable to surrender their ADRs because they represent less than a unit of shares. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be an indemnification obligation and our obligation to pay specified amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

     The deposit agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

     . are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

     . are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

     . are not liable if either exercises discretion permitted under the deposit agreement;

     . have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

     . may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we and The Bank of New York agree to indemnify each other under designated circumstances.

Requirements for Depositary Actions

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or process a withdrawal of shares, The Bank of New York may require:

     . payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

     . production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     . compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when our books or the books of The Bank of New York are closed, or at any time if The Bank of New York or we think it advisable to do so.

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

     . when temporary delays arise because: (1) The Bank of New York or we have closed its or our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on the shares;

     . when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

     . when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities. This includes compliance with the unit sales rules under the Japanese Commercial Code.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

     In compliance with the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs, even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

     . before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited;

     . the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

     . The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release to 30% of the total shares deposited, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

                              SELLING SHAREHOLDER

     The selling shareholder currently owns 810,000 of our outstanding shares and is selling all of the shares offered under the U.S. program of the 1999 incentive plan. We will not receive any of the proceeds from this offering. The selling shareholder's pre-offering share total reflects 810,000 shares transferred to it by Gainway Enterprises Limited, Trueway Company Limited and Steve Jang-Ming Chang in July 1999 in connection with the U.S. program of our 1999 incentive plan.

                             PLAN OF DISTRIBUTION

Description of the U.S. Program of the 1999 Incentive Plan

     General

     Our board of directors and Trend U.S.'s board of directors adopted the U.S. program of the 1999 incentive plan in June and July 1999, respectively. Gainway Enterprises Limited, Trueway Company Limited and Steve Jang-Ming Chang, our President, formed STG Incentive Company L.L.C., a Delaware limited liability company, in July 1999 to issue options under the U.S. program to acquire up to 810,000 of our outstanding shares. Gainway Enterprises Limited has contributed 243,000 shares, Trueway Company Limited has contributed 471,000 shares, and Steve Chang has contributed 96,000 shares to STG Incentive Company L.L.C. for sale upon the exercise of options granted by STG Incentive Company L.L.C. under the U.S. program. A total of 810,000 shares have been deposited with Toyo Trust by STG Incentive Company L.L.C. for sale under the U.S. program.

     Options granted under the U.S. program will be non-qualified stock options which do not qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

     The U.S. program is not a qualified deferred compensation plan under
Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     Purposes

     The purposes of the U.S. program are to attract and retain the best available personnel for, to provide additional incentives to the employees and directors of, Trend U.S. and to promote the success of Trend U.S.'s business.

     Administration of the U.S. program

     The U.S. program may be administered by Trend U.S.'s board of directors or by a committee or an officer of Trend Micro or Trend U.S. designated by the board, and is currently being administered by Andrew Lai. Mr. Lai is Chief Operating Officer, Executive Vice President and a director of Trend Micro. Mr. Lai receives no compensation for his services in administering the U.S. program.

     The administrator of the U.S. program has sole discretion to interpret any provision of the U.S. program, and to determine the terms of options granted under the U.S. program, including:

     .  the exercise price of options granted,

     . the number of shares which you can purchase upon exercise of your option,

     .  employees and non-employee directors who will receive options,

     .  the vesting schedule for your options, and

     .  any amendments to any option granted.

     Eligibility

     Stock options may be granted under the U.S. program to employees or non-employee directors of Trend U.S.

     Terms of Options Granted Under the U.S. Program

     Each option is evidenced by a written stock option agreement between STG Incentive Company L.L.C. and the optionee. The option agreement includes the following terms and conditions:

          Exercise of the Option. No option may be exercised for less than 500 shares. At the time you desire to exercise your options, you will forward a notice of exercise along with the exercise price to the option agent in the United States, The Bank of New York. The option agent will forward the exercise price directly to STG Incentive Company L.L.C. and the notice of exercise to the transfer agent in Japan, Toyo Trust. The transfer agent will send the shares to a custodian in Japan, The Fuji Bank, Limited, which will deposit the shares in our ADR program in the United States and will issue instructions for the ADR depositary bank, The Bank of New York, to issue ADRs to you.

          Exercise Price. The per share exercise price of options granted under the U.S. program will be the fair market value of the shares on the date of grant. The U.S. program defines fair market value as the closing sales price as quoted on the stock exchange determined by the administrator of the U.S. program to be the primary market for the common stock, or The Nasdaq National Market, whichever is applicable.

          Exercise and Means of Payment. You may exercise your option by delivery of the notice of exercise and the exercise price to the option agent, The Bank of New York. The Bank of New York will pay the exercise price to STG Incentive Company L.L.C. and will notify the transfer agent, Toyo Trust, to issue a share certificate in your name evidencing the number of shares you have acquired from STG Incentive Company L.L.C. The shares will be then handled as described above under "Exercise of the Option."

          Dividend and Voting Rights. Even if you have exercised an option, you won't have voting, dividend or other rights as a shareholder in connection with the shares you acquire until Toyo Trust registers you as the holder of the shares on the stock register of the Company.

          Termination of Employment. If your service with Trend U.S. is terminated for any reason other than cause, death or disability, the option may be exercised within one month after termination if the option was vested and exercisable at the time of termination. To the extent the option has not vested as of the termination date, or if you do not exercise such option within the time period specified above, the option will terminate. If your service terminates for cause, the option will terminate immediately.

          Death. If you die while serving as an employee or director of Trend U.S., the option may be exercised at any time within six months after death, but only to the extent you were entitled to exercise the option at the time of death. If you die (1) within one month after termination, other than for cause, of your service with Trend U.S., or (2) during the six-month period following termination of your service as a result of disability, the option may be exercised within six months after your death to the extent the option was vested on the date of death.

          Disability. If you become permanently disabled, and your service terminates as a result of the disability, you may exercise your option within six months from the date of termination, to the extent that the option was vested at the termination date.

          Termination of Options. Options granted under the U.S. program expire four years from the date of grant, unless your option agreement provides for a shorter term.

          Transferability of Options. Options may be transferred only by will, by the laws of descent and distribution, and if authorized by the administrator of the U.S. program, to members of your immediate family or pursuant to a domestic relations order.

          Other Provisions. If your option expires without being exercised, the underlying shares will be available for sale upon the exercise of additional options if Trend U.S.'s board or its committee decides to grant them later. Any shares which have not been purchased as of the date the U.S. program terminates will be retained by STG Incentive Company L.L.C., which may distribute those shares to its members, Trueway Company Limited, Gainway Enterprises Limited and Steve Chang.

     Capital Changes

     If any change, such as a stock split, stock dividend, combination or reclassification, is made which results in any increase or decrease in the number of issued shares without our receipt of consideration, Trend U.S.'s board or its committee will determine whether to adjust (1) the exercise price and the number of shares subject to outstanding options under the U.S. program, and (2) the number of shares reserved for sale under the U.S. program, if any, which are not then subject to outstanding options.

     If there is a sale of our assets, or a merger of Trend Micro or Trend U.S. with or into another corporation where Trend Micro or Trend U.S. is not the surviving entity or which results in shareholders who were not shareholders before such merger owning 50% of Trend Micro's or Trend U.S.'s voting shares, the successor corporation will assume each option under the U.S. program, or substitute an equivalent option. However, if the administrator of the U.S. program decides that you will have the right to exercise the option immediately and purchase all of the underlying shares, the administrator will notify you that the option is exercisable for a period of thirty days from the date of such notice. After this period, the option will terminate.

     If Trend Micro, Trend U.S. or a subsidiary of Trend U.S. sells its interests in an entity in which it holds a substantial ownership interest, as part of a sale, merger or consolidation of that entity and you are providing service primarily to that entity at the time, your options will vest, will be released from any restrictions on transfer and will become exercisable in accordance with the terms of your award agreement, unless your options are assumed by the successor entity or Trend Micro.

     Amendment and Termination

     The U.S. program shall continue for four (4) years unless sooner terminated by the administrator. The administrator may amend the U.S. program at any time or may terminate it without approval of the shareholders, unless shareholder approval is required under applicable law. No amendment of the U.S. program or termination of the U.S. program prior to its expiration can affect options which have already been granted. Any outstanding options under the U.S. program which have not been exercised at the expiration of the U.S. program's term will terminate.

     Affiliates of Trend Micro

     Our officers and directors may be deemed to be "affiliates" of Trend Micro as that term is defined under Rule 144 of the Securities Act of 1933. Shares purchased under the U.S. Program by affiliates are subject to special restrictions on resale imposed by Rule 144 under the Securities Act. Among other requirements, Rule 144 imposes volume limitations on resales by affiliates. For these reasons, officers and directors who acquire shares under the U.S. program should consult legal counsel before exercising an option or selling the underlying shares.

     Terms of the Master Agreement between Trend U.S., STG Incentive Company L.L.C. and Toyo Trust

     Under the terms of the Master Agreement among The Bank of New York, Trend U.S., STG Incentive Company L.L.C., and Toyo Trust, STG Incentive Company L.L.C. has deposited with Toyo Trust the shares which you will acquire upon exercise of your options granted under the U.S. program.

     Toyo Trust will hold the shares deposited by STG Incentive Company L.L.C. pending exercise of options under the U.S. program. When you exercise your option, you will send a notice of exercise and the exercise price to The Bank of New York. The Bank of New York will pay the exercise price to STG Incentive Company L.L.C. The Bank of New York will also notify Toyo Trust to register on our share register in your name the number of shares you have acquired from STG Incentive Company L.L.C. The shares will be then handled as described above under "-Terms of Options Granted Under the U.S. Program-Exercise of the Option." Upon termination of the U.S. program and options issued under the U.S. program, Toyo Trust will return all shares of Trend Micro common stock it still holds to STG Incentive Company L.L.C.

     STG Incentive Company L.L.C.

     Trueway Company Limited, Gainway Enterprises Limited and Steve Jang-Ming Chang have contributed to STG Incentive Company L.L.C. an aggregate of 810,000 shares which may be sold upon exercise of options granted under the U.S. Program. STG Incentive Company L.L.C. will deposit the shares with Toyo Trust. Trueway Company Limited, Gainway Enterprises Limited and Steve Jang-Ming Chang each owns an ownership interest in STG Incentive Company L.L.C. based upon the number of shares which each has contributed to STG Incentive Company L.L.C. STG Incentive Company L.L.C. is the record holder of the shares with all of the rights of a shareholder. Until you exercise your options and you are registered as a shareholder on the share register of the Company, you will not have any rights of a shareholder of Trend Micro with respect to those shares. If STG Incentive Company L.L.C. receives a distribution of shares or other securities on the shares which it has deposited with Toyo Trust for sale under the U.S. program, STG Incentive Company L.L.C. will forward those securities to Toyo Trust so that when you exercise your option, you will receive both the shares covered by your option and any securities distributed on those shares. STG Incentive Company

L.L.C. will retain any distribution of cash or other assets on the shares which it has deposited with Toyo Trust for sale under the U.S. program. STG Incentive Company L.L.C. will retain any shares not sold by the time the term of the U.S. program expires. If the U.S. program administrator terminates the U.S. program before its term expires, your options will not be affected. The options will lapse, however, if you have not exercised them by the end of the term of the options.

                                 LEGAL MATTERS

     The validity of the shares offered in this offering will be passed upon for Trend Micro by Mitsui, Yasuda, Wani & Maeda, Tokyo, Japan. Certain legal matters will be passed upon for Trend Micro and the selling shareholder by Morrison & Foerster LLP, Tokyo, Japan.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to Trend Micro's Annual Report for Foreign Private Issuers on Form 20-F for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of the said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form F-3 with the Securities and Exchange Commission covering the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information contained in the registration statement. Please refer to the registration statement and its exhibits for further information on Trend Micro, the American Depositary Shares and the shares. Information regarding the contents of contracts or other documents described in this prospectus is not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents.

     We file periodic reports and other information with the Commission. You may read and copy any reports, statements or other information on file at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission and the registration statement can also be reviewed by accessing the Commission's internet site at http://www.sec.gov. The ADSs are traded on The Nasdaq National Market under the symbol "TMIC." As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders.

     In addition to the information described above, we furnish annual and interim reports, in Japanese, to registered shareholders, including the depositary or its nominee. The annual reports contain a description of our operations and are accompanied by audited annual financial statements, in Japanese, prepared in conformity with Japanese GAAP. Semi-annual interim reports include unaudited interim financial information prepared in accordance with Japanese GAAP. Trend Micro will furnish to the depositary translations of these semi-annual reports. Trend Micro will furnish to the depositary annual reports in English, including annual financial statements prepared in accordance with U.S. GAAP. We will also translate into English, if not already in English, or summarize notices of meetings of shareholders and other communications which are made generally available to our shareholders in Japan and of material importance to shareholders, and promptly furnish such English versions to the depositary. The depositary has agreed that it will promptly mail such reports to all record holders of ADRs evidencing ADSs.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below and any filings we make with the Commission (Exchange Act File Number: 333-10486) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time the securities offered by this prospectus are sold:

     . Annual Report for Private Foreign Issuers on Form 20-F for the fiscal year ended December 31, 1999, filed with the Commission on May 24, 2000.

     . Reports of Foreign Issuer on Form 6-K, filed with the Commission on August 19, September 17, November 1, November 29, 1999, February 18, February 23, June 1 and August 1, 2000.

     . The description of our capital stock contained in our Exchange Act registration statement on Form 8-A dated June 22, 1999, filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating this description.

     . All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of this offering of the shares offered by this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Trend Micro Incorporated
     Odakyu Southern Tower, 10th Floor
     2-1 Yoyogi 2-chome, Shibuya-ku,
     Tokyo, Japan 151-8583
     Attention: Legal Department
     Telephone number: 81-3-5334-3600

                           Trend Micro Incorporated


                               810,000 Shares of
                                 Common Stock






                          --------------------------

                                  PROSPECTUS

                          --------------------------







                                August 10, 2000




--------------------------------------------------------------------------------
         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are not making an offer to sell the shares and ADSs offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of its date.
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The expenses to be paid by Trend Micro in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows. All of the amounts shown are estimates except for the SEC registration fee:

                                                                                     Amount
                                                                                     ------
     SEC Registration Fee........................................................   $12,425
     Legal Fees and Expenses.....................................................   100,000
     Accounting Fees and Expenses................................................    50,000
     Option Agent, Transfer Agent and Registrar Fees and Expenses................    10,000
     Miscellaneous Expenses......................................................     7,575
                                                                                      -----
          Total..................................................................  $180,000
                                                                                   ========

     Trend Micro will pay the costs and expenses in connection with the shares to be sold by STG Incentive Company L.L.C.

Item 15.       Indemnification of Directors and Officers

     Articles 254 and 280 of the Commercial Code of Japan make the provisions of
Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between Trend Micro and its directors and statutory auditors, respectively.
Section 10, among other things, provides in effect that:

          (1) Any director or statutory auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

          (2) If a director or a statutory auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

          (3) If a director or a statutory auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform in his place or, if it is not due, to furnish adequate security; and

          (4) If a director or a statutory auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

     Trend Micro has entered into agreements with its directors and certain of its executive officers that require Trend Micro to indemnify such persons against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Trend Micro or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be available for certain violations of U.S. federal securities law or actions brought under Japanese law and may be determined by the United States or Japanese courts to be unenforceable in such circumstances.

Item 16.          Exhibits

     (a) Exhibits

Exhibit                                                                                               Sequentially
 Number                                                    Document                                   Numbered Page
===============    ===========================================================================      ===================
    4.1+           Form of Deposit Agreement among Trend Micro, The Bank of New York, as
                   Depositary, and the owners and holders of American Depositary Receipts
                   (including the Form of ADR)

    4.2+           Share Handling Regulations

    5.1*           Opinion and Consent of Mitsui, Yasuda, Wani & Maeda

    8.1*           Tax Opinion of Mitsui, Yasuda, Wani & Maeda (included in Exhibit 5.1)

    8.2*           Tax Opinion of Morrison & Foerster LLP

   23.1*           Consent of Mitsui, Yasuda, Wani & Maeda (included in Exhibit 5.1)

   23.2*           Consent of Morrison & Foerster LLP (included in Exhibit 8.2)

   23.3            Consent of PricewaterhouseCoopers

   24.1            Power of Attorney (included in Page II-5).

______________________________________
+ Incorporated by reference to the corresponding exhibit to the Company's Form F-1 Registration Statement (File No. 333-10486) filed on June 22, 1999.
* Incorporated by reference to the corresponding exhibit to the Company's Form F-1 Registration Statement (File No. 333-10586) filed on July 8, 1999.

Item 17.  Undertakings

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X throughout this continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on the 10th day of August, 2000.

                                  Trend Micro Incorporated

                                  By: /s/ Chang Ming-Jang
                                      ----------------------------------
                                  Name:   Chang Ming-Jang
                                  Title:  Representative Director;
                                          President, Chief Executive Officer and
                                          Chairman of the Board
                                          (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Chang Ming-Jang, Lai Kwok-To and Hiroyuki Nakanishi, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                        Title                                            Date
            ---------                                        -----                                            ----
        /s/ Chang Ming-Jang                  Representative Director; President, Chief Executive
---------------------------------------      Officer and Chairman of the Board                           August 10, 2000
          Chang Ming-Jang                    (Principal Executive Officer)


        /s/ Lai Kwok-To                      Director and Authorized
---------------------------------------      Representative in the United States                         August 10, 2000
            Lai Kwok-To

                                             Director                                                    August 10, 2000
_______________________________________
          Yoshitaka Kitao


      /s/ Hiroyuki Nakanishi                 Director and Chief Financial Officer                        August 10, 2000
---------------------------------------
        Hiroyuki Nakanishi


      /s/ Toshihiro Watanabe                 Director                                                    August 10, 2000
---------------------------------------
        Toshihiro Watanabe

      /s/ Chen Yi-Fen
---------------------------------------      Director, Chief Technology Officer
            Chen Yi-Fen                      and Executive Vice President                                August 10, 2000

                                 EXHIBIT INDEX

  Exhibit                                                                                              Sequentially
  Number                                           Document                                            Numbered Page
=============      ===========================================================================      ===================
    4.1+           Form of Deposit Agreement among Trend Micro, The Bank of New York, as
                   Depositary, and the owners and holders of American Depositary Receipts
                   (including the Form of ADR)

    4.2+           Share Handling Regulations

    5.1*           Opinion and Consent of Mitsui, Yasuda, Wani & Maeda

    8.1*           Tax Opinion of Mitsui, Yasuda, Wani & Maeda (included in Exhibit 5.1)

    8.2*           Tax Opinion of Morrison & Foerster LLP

   23.1*           Consent of Mitsui, Yasuda, Wani & Maeda (included in Exhibit 5.1)

   23.2*           Consent of Morrison & Foerster LLP (included in Exhibit 8.2)

   23.3            Consent of PricewaterhouseCoopers

   24.1            Power of Attorney (included in Page II-5).

_____________________________
+ Incorporated by reference to the corresponding exhibit to the Company's Form F-1 Registration Statement (File No. 333-10486) filed on June 22, 1999.
* Incorporated by reference to the corresponding exhibit to the Company's Form F-1 Registration Statement (File No. 333-10586) filed on July 8, 1999.